This filing amends and restates the pricing supplement filed on December 31, 2013
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-189888

Pricing Supplement SPB ELN 112to the Prospectus dated July 23, 2013, the Series F Prospectus Supplement dated July 23, 2013, and the Product Prospectus Supplement PB-1 dated July 25, 2013

Royal Bank of Canada $503,000 TOPIX® Index-Linked Notes, due July 2, 2014
The notes will not bear interest.  The amount that you will be paid on your notes on the stated maturity date (July 2, 2014, subject to adjustment) is based on the performance of the TOPIX® Index (which we refer to as the “underlier”) as measured from the trade date (December 27, 2013) to and including the determination date (June 27, 2014, subject to adjustment).  If the final underlier level on the determination date is greater than 110.32% of the initial underlier level of 1,290.07, which is approximately 1,423.21 (rounded to two decimal places), the return on your notes will be positive. If the final underlier level is less than 110.32% of the initial underlier level, the return on your notes will be negative. You could lose a portion of your investment in the notes.

To determine your payment at maturity, we will calculate the underlier return, which is the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage. The payment will depend upon whether the final underlier level exceeds the threshold level, which will be 105% of the initial underlier level.  On the stated maturity date, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

●
if the underlier return is above 5.00% (the final underlier level is greater than the threshold level), the sum of (i) the minimum settlement amount of $946.80 plus the product of (a) $1,000 times (b) the underlier return minus 5.00%; or

●	if the underlier return is equal to or less than 5.00% (the final underlier level is equal to or less than the threshold level), the minimum settlement amount.

As a result the final underlier level must increase by at least 10.32% as compared to the initial underlier level in order for you not to lose a portion of the principal amount of the notes.

Our initial estimated value of the notes as of the date of this pricing supplement is $987.60 per $1,000 in principal amount, which is less than the original issue price. The actual value of the notes at any time will reflect many factors, cannot be predicted with accuracy, and may be less than this amount.  We describe our determination of the initial estimated value in more detail below.

Your investment in the notes involves certain risks, including, among other things, our credit risk.  See the section “Additional Risk Factors Specific to Your Notes” beginning on page PS-7 of this pricing supplement.

The foregoing is only a brief summary of the terms of your notes. You should read the additional disclosure provided in this pricing supplement so that you may better understand the terms and risks of your investment.

Original issue date:	January 6, 2014	Original issue price:	100.00% of the principal amount

Underwriting discount:	0.42% of the principal amount	Net proceeds to the issuer:	99.58% of the principal amount

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-21 of this pricing supplement.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement, the accompanying product prospectus supplement, the accompanying prospectus supplement or the accompanying prospectus.  Any representation to the contrary is a criminal offense. The notes will not constitute deposits that are insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

RBC Capital Markets, LLC
Pricing Supplement dated December 27, 2013

SUMMARY INFORMATION
We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes, including your notes, has the terms described below.  Please note that in this pricing supplement, references to “Royal Bank of Canada”, “we”, “our” and “us” mean only Royal Bank of Canada and all references to “$” or “dollar” are to United States dollars. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated July 23, 2013, as supplemented by the accompanying prospectus supplement, dated July 23, 2013, of Royal Bank of Canada relating to the Senior Medium-Term Notes, Series F program of Royal Bank of Canada and references to the “accompanying product prospectus supplement PB-1” mean the accompanying product prospectus supplement PB-1, dated July 25, 2013, of Royal Bank of Canada.

This section is meant as a summary and should be read in conjunction with the section entitled “General Terms of the Notes” beginning on page PS-4 of the accompanying product prospectus supplement PB-1. Please note that certain features described in the accompanying product prospectus supplement PB-1 are not applicable to the notes. This pricing supplement supersedes any conflicting provisions of the accompanying product prospectus supplement PB-1.
Key Terms

Issuer:  Royal Bank of Canada

Underlier:  the TOPIX® Index (Bloomberg symbol, “TPX”), as published by the Tokyo Stock Exchange (“TSE” or the “underlier sponsor”)

Specified currency: U.S. dollars (“$”)

Denominations:  $1,000 and integral multiples of $1,000 in excess of $1,000.  The notes may only be transferred in amounts of $1,000 and increments of $1,000 thereafter

Principal amount:  each note will have a principal amount of $1,000; $503,000 in the aggregate for all the offered notes; the aggregate principal amount of the offered notes may be increased if the issuer, at its sole option, decides to sell an additional amount of the offered notes on a date subsequent to the date of this pricing supplement

Purchase at amount other than principal amount:  the amount we will pay you at the stated maturity date for your notes will not be adjusted based on the issue price you pay for your notes, so if you acquire notes at a premium (or discount) to principal amount and hold them to the stated maturity date, it could affect your investment in a number of ways. The return on your investment in such notes will be lower (or higher) than it would have been had you purchased the notes at a price equal to the principal amount. See “If the Original Issue Price for Your Notes Represents a Premium to the Principal Amount, the Return on Your Notes Will Be Lower Than the Return on Notes for Which the Original Issue Price Is Equal to the Principal Amount or Represents a Discount to the Principal Amount” on page PS-13 of this pricing supplement

Cash settlement amount (on the stated maturity date):  for each $1,000 principal amount of your notes, we will pay you on the stated maturity date an amount in cash equal to:

●	if the final underlier level is greater than the threshold level, the sum of (i) the minimum settlement amount plus the product of (a) $1,000 times (b) the underlier return minus 5.00%; or

●	if the final underlier level is equal to or less than the threshold level, the minimum settlement amount.

Initial underlier level: 1,290.07, which was the closing level of the underlier on the trade date

Final underlier level:  the closing level of the underlier on the determination date, except in the limited circumstances described under “General Terms of the Notes — Determination Dates and Averaging Dates” on page PS-5 of the accompanying product prospectus supplement PB-1 and subject to adjustment as provided under “General Terms of the Notes — Unavailability of the Level of the Underlier” beginning on page PS-6 of the accompanying product prospectus supplement PB-1

Underlier return:  the quotient of (1) the final underlier level minus the initial underlier level divided by (2) the initial underlier level, expressed as a percentage

Minimum settlement amount: $946.80 for each $1,000 principal amount of the notes

Threshold level: 105.00% of the initial underlier level (equal to an underlier return of 5.00%)

Trade date:  December 27, 2013

Original issue date (settlement date): January 6, 2014

Determination date: June 27, 2014, subject to adjustment as described under “General Terms of the Notes — Determination Dates and Averaging Dates” on page PS-5 of the accompanying product prospectus supplement PB-1

Stated maturity date:  July 2, 2014, subject to adjustment as described under "General Terms of the Notes — Stated Maturity Date” on page PS-5 of the accompanying product prospectus supplement PB-1

No interest:  the offered notes will not bear interest

No listing:  the offered notes will not be listed on any securities exchange or interdealer quotation system

No redemption:  the notes are not subject to redemption prior to maturity.

Closing level:  the official closing level of the underlier or any successor underlier published by the underlier sponsor on such trading day for such underlier

Business day:  as described under “General Terms of the Notes — Special Calculation Provisions — Business Day” on page PS-11 of the accompanying product prospectus supplement PB-1

Trading day:  as described under “General Terms of the Notes — Special Calculation Provisions — Trading Day” on page PS-11 of the accompanying product prospectus supplement PB-1

Use of proceeds and hedging:  as described under “Use of Proceeds and Hedging” on page PS-13 of the accompanying product prospectus supplement PB-1

ERISA:  as described under “Employee Retirement Income Security Act” on page PS-20 of the accompanying product prospectus supplement PB-1

Calculation agent: RBC Capital Markets, LLC (“RBCCM”)

Dealer:  RBCCM

U.S. tax treatment:  By purchasing a note, each holder agrees (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to treat the note as a contingent short-term debt instrument for U.S. federal income tax purposes.  If the notes are so treated, upon the maturity of the notes, you should recognize ordinary income or short-term capital loss in an amount equal to the difference between the amount received with respect to the notes at such time and the amount the holder paid for the notes.  Please see the discussion in the accompanying prospectus under “Tax Consequences”, the discussion in the accompanying prospectus supplement under “Certain Income Tax Consequences”, and the discussion below under “Supplemental Discussion of U.S. Federal Income Tax Consequences”, which applies to the notes. You should consult your tax advisor about your own tax situation

Canadian tax treatment: For a discussion of certain Canadian federal income tax consequences of investing in the notes, please see the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus

CUSIP no.: 78010ULB1

ISIN no.: US78010ULB16

FDIC: the notes will not constitute deposits that are insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other Canadian or U.S. governmental agency

HYPOTHETICAL EXAMPLES

The following table and chart are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical final underlier levels on the determination date could have on the cash settlement amount at maturity, assuming all other variables remain constant.

The examples below are based on a range of final underlier levels that are entirely hypothetical. No one can predict what the underlier level will be on any day during the term of your notes, and no one can predict what the final underlier level will be. The underlier has been highly volatile in the past—meaning that the underlier level has changed considerably in relatively short periods—and its performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the notes assuming that they are purchased on the original issue date with a $1,000 principal amount and are held to maturity. If you sell your notes in any secondary market prior to maturity, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the table below, such as interest rates and the volatility of the underlier. In addition, assuming no changes in market conditions or our creditworthiness and any other relevant factors, the value of your notes on the trade date (as determined by reference to pricing models used by RBCCM and taking into account our credit spreads) is, and the price you may receive for your notes may be, significantly less than the principal amount. For more information on the value of your notes in the secondary market, see “Additional Risk Factors Specific to Your Notes — The Price, if any, at Which You May Be Able to Sell Your Notes Prior to Maturity May Be Less than the Original Issue Price and Our Initial Estimated Value” below. The information in the table also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Principal amount	$1,000
Threshold level	105.00% of the initial underlier level
Minimum settlement amount	$946.80
Neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date

No change affecting the method by which the underlier sponsor calculates the underlier

Notes purchased on original issue date at a price equal to the principal amount and held to the stated maturity date

The actual performance of the underlier over the term of your notes, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the historical levels of the underlier during recent periods, see “The Underlier—Historical Performance of the Underlier” below. Before investing in the notes, you should consult publicly available information to determine the levels of the underlier between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the stocks included in the underlier (the “underlier stocks”).

The levels in the left column of the table below represent hypothetical final underlier levels and are expressed as percentages of the initial underlier level. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level), and are expressed as percentages of the principal amount of a note (rounded to the nearest one-hundredth of a percent). Thus, a hypothetical cash settlement amount of 100.00% means that the value of the cash payment that we would deliver for each $1,000 principal amount of the notes at maturity would equal the principal amount of a note, based on the corresponding hypothetical final underlier level (expressed as a percentage of the initial underlier level) and the assumptions noted above.

Hypothetical Final Underlier Level (as a Percentage of the Initial Underlier Level)	Hypothetical Cash Settlement Amount (as a Percentage of the Principal Amount)
150.00%	139.68%
125.00%	114.68%
110.32%	100.00%
110.00%	99.68%
107.00%	96.68%
105.00%	94.68%
100.00%	94.68%
95.00%	94.68%
94.68%	94.68%
75.00%	94.68%
50.00%	94.68%
25.00%	94.68%
0.00%	94.68%

If, for example, the final underlier level were determined to be 25.00% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 94.68% of the principal amount of your notes, as shown in the hypothetical cash settlement amount column of the table above.  As a result, if you purchased your notes on the settlement date and held them to maturity, you would lose 5.32% of your investment.

If the final underlier level were determined to be 107.00% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 96.68% of the principal amount of your notes, as shown in the hypothetical cash settlement amount column of the table above.  As a result, if you purchased your notes on the settlement date and held them to maturity, you would lose 3.32% of your investment.

If the final underlier level were determined to be 110.32% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 100.00% of the principal amount of your notes, as shown in the hypothetical cash settlement amount column of the table above.  As a result, if you purchased your notes on the settlement date and held them to maturity, you would receive no return on your investment.

If the final underlier level were determined to be 150.00% of the initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 139.68% of the principal amount of your notes, as shown in the hypothetical cash settlement amount column of the table above.

The following chart also illustrates the hypothetical cash settlement amounts (expressed as a percentage of the principal amount of your notes) that we would pay on your notes on the maturity date, if the final underlier level (expressed as a percentage of the initial underlier level) were any of the hypothetical levels shown on the horizontal axis.  The chart shows that any hypothetical final underlier level (expressed as a percentage of the initial underlier level) of less than 110.32% would result in a hypothetical cash settlement amount of less than 100.00% of the principal amount of your notes (the section below the 100.00% marker on the vertical axis) and, accordingly, in a loss of principal to the holder of the notes.  On the other hand, any hypothetical final underlier level that is greater than 110.32% (the section right of the 110.32% marker on the horizontal axis) would result in a hypothetical cash settlement amount that is greater than 100.00% of the principal amount of your notes (the section above the 100.00% marker on the vertical axis).

No one can predict the final underlier level.  The actual amount that a holder of the notes will receive at maturity and the actual return on your investment in the notes, if any, will depend on the actual final underlier level, which will be determined by the calculation agent as described below.  In addition, the actual return on your notes will further depend on the original issue price.  Moreover, the assumptions on which the hypothetical table and chart are based may turn out to be inaccurate.  Consequently, the return on your investment in the notes, if any, and the actual cash settlement amount to be paid in respect of the notes at maturity may be very different from the information reflected in the table and chart above.

ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTES
An investment in your notes is subject to the risks described below, as well as the risks described under “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement and page 2 of the accompanying prospectus.  You should carefully review these risks as well as the terms of the notes described herein and in the accompanying prospectus, dated July 23, 2013, as supplemented by the accompanying prospectus supplement, dated July 23, 2013, and the accompanying product prospectus supplement PB-1, dated July 25, 2013, of Royal Bank of Canada. Your notes are a riskier investment than ordinary debt securities.  Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., the stocks comprising the underlier.  You should carefully consider whether the offered notes are suited to your particular circumstances.

You May Lose Some of Your Investment in the Notes

The principal amount of your investment is not fully protected and you may lose some of your investment in the notes.  The cash settlement amount will depend on the performance of the underlier and the change in the level of the underlier from the trade date to the determination date, and, subject to our credit risk, you may receive only the minimum settlement amount, which is less than the principal amount of the notes.  In order for you not to lose a portion of the principal amount of the notes, the final underlier level will need to increase relative to the initial underlier level such that the underlier return equals at least 10.32%. Thus, depending on the final underlier level, you could lose some of your investment in the notes, which would include any premium to the principal amount you may have paid when you purchased the notes.

In addition, if the notes are not held until maturity, assuming no changes in market conditions or to our creditworthiness and other relevant factors, the price you may receive for the notes may be significantly less than the price that you paid for them and may be less than the minimum settlement amount.

Our Initial Estimated Value of the Notes Is Less than the Original Issue Price

Our initial estimated value that is set forth on the cover page of this document is less than the original issue price of the notes, and does not represent a minimum price at which we, RBCCM or any of our other affiliates would be willing to purchase the notes in any secondary market (if any exists) at any time.  This is due to, among other things, the fact that the original issue price of the notes reflects the borrowing rate we pay to issue securities of this kind (an internal funding rate that is lower than the rate at which we borrow funds by issuing conventional fixed rate debt), and the inclusion in the original issue price of the underwriting discount and the costs relating to our hedging of the notes.

The Price, if any, at Which You May Be Able to Sell Your Notes Prior to Maturity May Be Less than the Original Issue Price and Our Initial Estimated Value

Assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity may be less than the original issue price and our initial estimated value.  This is because any such sale price would not be expected to include the underwriting discount and our estimated profit and the costs relating to our hedging of the notes. In addition, any price at which you may sell the notes is likely to reflect customary bid-ask spreads for similar trades, and the cost of unwinding any related hedge transactions.  In addition, the value of the notes determined for any secondary market price is expected to be based in part on the yield that is reflected in the interest rate on our conventional debt securities of similar maturity that are traded in the secondary market, rather than the internal funding rate that we used to price the notes and determine the initial estimated value.  As a result, the secondary market price of the notes will be less than if the internal funding rate was used.  These factors, together with various credit, market and economic factors over the term of the notes, and, potentially, changes in the level of the underlier, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.

As set forth below in the section “Supplemental Plan of Distribution,” for a limited period of time after the original issue date, your broker may repurchase the notes at a price that is greater than the estimated value of the notes at that time.  However, after the end of that period, assuming no changes in any other relevant factors, the price you may receive if you sell your notes is expected to decline.

The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

The Initial Estimated Value of the Notes Is an Estimate Only, Calculated as of the Time the Terms of the Notes Are Set

Our initial estimated value of the notes is based on the value of our obligation to make the payments on the notes, together with the mid-market value of the derivative embedded in the terms of the notes.  See “Structuring the Notes” below.  Our estimate is based on a variety of assumptions, including our internal funding rate (which represents a discount from our credit spreads), expectations as to dividends on the securities included in the underlier, interest rates and volatility, and the expected term of the notes.  These assumptions are based on certain forecasts about future events, which may prove to be incorrect.  Other entities may value the notes or similar securities at a price that is significantly different than we do.

The value of the notes at any time after the trade date will vary based on many factors, including changes in market conditions, and cannot be predicted with accuracy.  As a result, the actual value you would receive if you sold the notes in any secondary market, if any, should be expected to differ materially from our initial estimated value of your notes.

Your Notes Will Not Bear Interest

You will not receive any interest payments on the notes.  Even if the amount payable on the notes at maturity exceeds the principal amount of the notes, the overall return you earn on the notes may be less than you would otherwise have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.  Your investment may not reflect the full opportunity cost to you when you take into account factors, including inflation, that affect the time value of money.

Any Positive Return on the Notes Will Be Less than the Positive Return of the Underlier and the Return on the Notes May Be Negative Even if the Underlier Return is Positive

Because of the formula by which the payment at maturity will be calculated, even if the return on the notes is positive, it will be less than the percentage by which the underlier has increased. Accordingly, an investment in the notes is not suitable for investors that seek an instrument that will offer a return that is equal to or in excess of the return of the underlier. Further, even if the underlier return is positive, the return on your notes may be negative.  In order for you not to lose a portion of the principal amount of the notes, the final underlier level will need to increase relative to the initial underlier level such that the underlier return equals at least 10.32%.

Payment of the Amount Payable on Your Notes Is Subject to Our Credit Risk, and Market Perceptions About Our Creditworthiness May Adversely Affect the Market Value of Your Notes

The notes are our unsecured debt obligations.  Investors are subject to our credit risk, and market perceptions about our creditworthiness may adversely affect the market value of the notes. Any decrease in the market’s view on or confidence in our creditworthiness is likely to adversely affect the market value of the notes.

The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other than the Determination Date

The amount payable on your notes will be based on the final underlier level.  Therefore, for example, if the closing level of the underlier decreased precipitously on the determination date, the amount payable at maturity may be significantly less than it would otherwise have been had the amount payable been linked to the closing level of the underlier prior to that decrease.  Although the actual level of the underlier at maturity or at other times during the term of the notes may be higher than the final underlier level, you will not benefit from the closing level of the underlier at any time other than the determination date.

The Notes May Not Have an Active Trading Market

The notes will not be listed on any securities exchange.  The dealer intends to offer to purchase the notes in the secondary market, but is not required to do so.  The dealer or any of its affiliates may stop any market-making activities at any time.  Even if there is a secondary market, it may not provide enough liquidity to allow you to easily trade or sell the notes.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade the notes is likely to depend on the price, if any, at which the dealer is willing to buy the notes.  We expect that transaction costs in any secondary market would be high.  As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If you sell your notes before maturity, you may have to do so at a substantial discount from the price that you paid for them, and as a result, you may suffer substantial losses.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

The following factors, among others, many of which are beyond our control, may influence the market value of your notes:

•	the level of the underlier;

•	the volatility—i.e., the frequency and magnitude of changes—of the level of the underlier;

•	the dividend rates of the underlier stocks;

•	economic, financial, regulatory, political, military and other events that affect stock markets generally and the underlier stocks;

•	interest and yield rates in the market;

•	the time remaining until the notes mature; and

•	our creditworthiness, whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or changes in other credit measures.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

If the Level or Price of the Underlier or the Underlier Stocks Changes, the Market Value of the Notes May Not Change in the Same Manner

The notes may trade quite differently from the performance of the underlier or the underlier stocks.  Changes in the level or price, as applicable, of the underlier or the underlier stocks may not result in a comparable change in the market value of the notes.  Some of the reasons for this disparity are discussed under “— The Market Value of the Notes May Be Influenced by Many Unpredictable Factors” above.

The Return on the Notes Will Not Reflect Any Dividends Paid on the Underlier Stocks

The underlier sponsor calculates the levels of the underlier by reference to the prices of the underlier stocks without taking account of the value of dividends paid on those underlier stocks.  Therefore, the return on the notes will not reflect the return you would realize if you actually owned the underlier stocks and received the dividends paid on those underlier stocks.

You Have No Shareholder Rights or Rights to Receive Any Underlier Stock

Investing in your notes will not make you a holder of any of the underlier stocks.  Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underlier stock issuers or any other rights with respect to the underlier stocks.  Your notes will be paid in cash to the extent any amount is payable at maturity, and you will have no right to receive delivery of any of the underlier stocks.

We Will Not Hold Any of the Underlier Stocks for Your Benefit, if We Hold Them at All

The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the underlier stocks that we or they may acquire.  Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit, including any of these securities.  Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those securities that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

An Investment in the Notes Is Subject to Risks Associated with Japanese Securities Markets

The underlier tracks the value of certain Japanese equity securities.  You should be aware that investments in securities linked to the value of Japanese equity securities involve particular risks.  The Japanese securities markets may have less liquidity and may be more volatile than U.S. or other securities markets and market developments may affect Japanese markets differently from U.S. or other securities markets.  Direct or indirect government intervention to stabilize the Japanese securities markets, as well as cross-shareholdings in Japanese companies, may affect trading prices and volumes in these markets.  Also, there is generally less publicly available information about Japanese companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and Japanese companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in Japan are subject to political, economic, financial and social factors that apply in Japan.  These factors, which could negatively affect the Japanese securities markets, include the possibility of recent or future changes in the Japanese government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to Japanese companies or investments in Japanese equity securities and the possibility of fluctuations in the rate of exchange between the Japanese yen and the U.S. dollar, the possibility of outbreaks of hostility and political instability and the possibility of natural disasters or adverse public health developments in Japan or Asia.  Moreover, the Japanese economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

Your Notes Are Linked to the Underlier, But Will Not Be Adjusted for Any Changes to in Foreign Currency Exchange Rates

The payments on the notes will be calculated based on the underlier return. Although the stocks underlying the underlier are traded in Japanese yen and your notes are denominated in U.S. dollars, the amount payable on your notes at maturity will not be adjusted for changes in the USD/JPY exchange rate. Changes in the USD/JPY exchange rate, however, may reflect changes in the Japanese or U.S. economies that, in turn, may affect the final underlier level.

Foreign currency exchange rates vary over time, and may vary considerably during the life of the notes.  Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions.

Of particular importance are:

•	existing and expected rates of inflation;

•	existing and expected interest rate levels;

•	the balance of payments;

•	the extent of governmental surpluses or deficits in the U.S. and Japan; and

•	other financial, economic, military and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of Japan and the United States and other countries important to international trade and finance.

Our Hedging Activities and/or Those of Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to Be Contrary to Those of Investors in the Notes

The dealer or one or more of our other affiliates and/or distributors has hedged or expects to hedge its obligations under the hedging transaction that it may enter into with us by purchasing futures and/or other instruments linked to the underlier.  The dealer or one or more of our other affiliates and/or distributors also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlier or one or more of the underlier stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the determination date.

We, the dealer, or one or more of our other affiliates and/or distributors may also enter into, adjust and unwind hedging transactions relating to notes whose returns are linked to changes in the level or price of the underlier or the securities included in the underlier or the index.  Any of these hedging activities may adversely affect the price of the underlier —directly or indirectly by affecting the price of the underlier stocks—and therefore the market value of the notes and the amount you will receive, if any, on the notes.  In addition, you should expect that these transactions will cause us, the dealer or our other affiliates and/or distributors, or our clients or counterparties, to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes.  We, the dealer and our other affiliates and/or distributors will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns with respect to these hedging activities while the value of the notes may decline. Additionally, if the distributor from which you purchase notes is to conduct hedging activities for us in connection with the notes, that distributor may profit in connection with such hedging activities and such profit, if any, will be in addition to any compensation that the distributor receives for the sale of the notes to you.  You should be aware that the potential to receive compensation both for hedging activities and sales may create a further incentive for the distributor to sell the notes to you.

Market Activities by Us and by the Dealer for Our Own Account or for Our Clients Could Negatively Impact Investors in the Notes

We, the dealer and our other affiliates provide a wide range of financial services to a substantial and diversified client base.  As such, we each may act as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker or lender.  In those and other capacities, we, the dealer and/or our other affiliates purchase, sell or hold a broad array of investments, actively trade securities (including the notes or other securities that we have issued), the underlier stocks, derivatives, loans, credit default swaps, indices, baskets and other financial instruments and products for our own accounts or for the accounts of our customers, and we will have other direct or indirect interests, in those securities and in other markets that may be not be consistent with your interests and may adversely affect the level of the underlier and/or the value of the notes.  Any of these financial market activities may, individually or in the aggregate, have an adverse effect on the level of the underlier and the market value of your notes, and you should expect that our interests and those of the dealer and/or our other affiliates, or our clients or counterparties, will at times be adverse to those of investors in the notes.

In addition to entering into these transactions itself, we, the dealer and our other affiliates may structure these transactions for our clients or counterparties, or otherwise advise or assist clients or counterparties in entering into these transactions.  These activities may be undertaken to achieve a variety of objectives, including:  permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of us, the dealer or our other affiliates in connection with the notes, through their market-making activities, as a swap counterparty or otherwise; enabling us, the dealer or our other affiliates to comply with internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling us, the dealer or our other affiliates to take directional views as to relevant markets on behalf of itself or our clients or counterparties that are inconsistent with or contrary to the views and objectives of investors in the notes.

We, the dealer and our other affiliates regularly offer a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to the notes or other securities that we may issue, the underlier stocks or other securities or instruments similar to or linked to the foregoing.  Investors in the notes should expect that we, the dealer and our other affiliates will offer securities, financial instruments, and other products that may compete with the notes for liquidity or otherwise.

We, the Dealer and Our Other Affiliates Regularly Provide Services to, or Otherwise Have Business Relationships with, a Broad Client Base, Which Has Included and May Include Us and the Issuers of the Underlier Stocks

We, the dealer and our other affiliates regularly provide financial advisory, investment advisory and transactional services to a substantial and diversified client base.  You should assume that we or they will, at present or in the future, provide such services or otherwise engage in transactions with, among others, us and the issuers of the underlier stocks, or transact in securities or instruments or with parties that are directly or indirectly related to these entities.  These services could include making loans to or equity investments in those companies, providing financial advisory or other investment banking services, or issuing research reports.  You should expect that we, the dealer and our other affiliates, in providing these services, engaging in such transactions, or acting for our own accounts, may take actions that have direct or indirect effects on the notes or other securities that we may issue, the underlier stocks or other securities or instruments similar to or linked to the foregoing, and that such actions could be adverse to the interests of investors in the notes.  In addition, in connection with these activities, certain personnel within us, the dealer or our other affiliates may have access to confidential material non-public information about these parties that would not be disclosed to investors of the notes.

Past Underlier Performance Is No Guide to Future Performance

The actual performance of the underlier over the term of the notes may bear little relation to the historical levels of the underlier.  Likewise, the amount payable at maturity may bear little relationship to the hypothetical return table or chart set forth elsewhere in this pricing supplement.  We cannot predict the future performance of the underlier.  Trading activities undertaken by market participants, including certain investors in the notes or their affiliates, including in short positions and derivative positions, may adversely affect the level of the underlier.

As the Calculation Agent, RBCCM Will Have the Authority to Make Determinations that Could Affect the Amount You Receive, if Any, at Maturity

As the calculation agent for the notes, RBCCM will have discretion in making various determinations that affect the notes, including determining the final underlier level, which will be used to determine the cash settlement amount at maturity, and determining whether to postpone the determination date because of a market disruption event or because that day is not a trading day.  The calculation agent also has discretion in making certain adjustments relating to a discontinuation or modification of the underlier, as described under “General Terms of the Notes—Unavailability of the Level of the Underlier” beginning on page PS-6 of the accompanying product prospectus supplement PB-1.  The exercise of this discretion by RBCCM, which is our wholly owned subsidiary, could adversely affect the value of the notes and may create a conflict of interest between you and RBCCM.  For a description of market disruption events as well as the consequences of the market disruption events, see the section entitled “General Terms of the Notes—Market Disruption Events” beginning on page PS-7 of the accompanying product prospectus supplement PB-1.  We may change the calculation agent at any time without notice, and RBCCM may resign as calculation agent at any time.

The Policies of the Underlier Sponsor and Changes that Affect the Underlier or the Underlier Stocks Could Affect the Amount Payable on the Notes, if Any, and Their Market Value

The policies of the underlier sponsor concerning the calculation of the levels of the underlier, additions, deletions or substitutions of the underlier stocks and the manner in which changes affecting such underlier stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the level of the underlier, could affect the levels of the underlier and, therefore, the amount payable on the notes, if any, at maturity and the market value of the notes prior to maturity.  The amount payable on the notes, if any, and their market value could also be affected if the underlier sponsor changes these policies, for example, by changing the manner in which it calculates the level of the underlier, or if the underlier sponsor discontinues or suspends calculation or publication of the level of the underlier, in which case it may become difficult to determine the market value of the notes.  If events such as these occur, the calculation agent will determine the amount payable, if any, at maturity as described herein.

The Calculation Agent Can Postpone the Determination of the Final Underlier Level if a Market Disruption Event Occurs or Is Continuing

The determination of the final level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on any determination date with respect to the underlier.  If such a postponement occurs, the calculation agent will use the closing level of the underlier on the first subsequent trading day on which no market disruption event occurs or is continuing, subject to the limitations set forth in the accompanying product prospectus supplement PB-1.  If a market disruption event occurs or is continuing on a determination date, the maturity date for the notes could also be postponed.

If the determination of the level of the underlier for any determination date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the level of the underlier will be determined by the calculation agent.  In such an event, the calculation agent will make a good faith estimate in its sole discretion of the level that would have prevailed in the absence of the market disruption event.  See “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement PB-1.

There Is No Affiliation Between Any Underlier Stock Issuers or the Underlier Sponsor and Us or the Dealer, and Neither We Nor the Dealer Is Responsible for Any Disclosure by Any of the Underlier Stock Issuers or the Underlier Sponsor

We are not affiliated with the issuers of the underlier stocks or with the underlier sponsor. As discussed herein, however, we, the dealer, and our other affiliates may currently, or from time to time in the future, engage in business with the issuers of the underlier stocks.  Nevertheless, none of us, the dealer, or our respective affiliates assumes any responsibility for the accuracy or the completeness of any information about the underlier or any of the underlier stocks. You, as an investor in the notes, should make your own investigation into the underlier and the underlier stocks.  See the section below entitled “The Underlier” for additional information about the underlier.

Neither the underlier sponsor nor any issuers of the underlier stocks are involved in this offering of the notes in any way, and none of them have any obligation of any sort with respect to the notes.  Thus, neither the underlier sponsor nor any of the issuers of the underlier stocks have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of the notes.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Underlier

In the ordinary course of business, we, the dealer, our other affiliates and any additional dealers, including in acting as a research provider, investment advisor, market maker, principal investor or distributor, may express research or investment views on expected movements in the underlier or the underlier stocks, and may do so in the future.  These views or reports may be communicated to our clients, clients of our affiliates and clients of any additional dealers, and may be inconsistent with, or adverse to, the objectives of investors in the notes.  However, these views are subject to change from time to time.  Moreover, other professionals who transact business in markets relating to the underlier or the underlier stocks may at any time have significantly different views from those of these entities.  For these reasons, you are encouraged to derive information concerning the underlier or the underlier stocks from multiple sources, and you should not rely solely on views expressed by us, the dealer, our other affiliates, or any additional dealers.

We May Sell an Additional Aggregate Amount of the Notes at a Different Original Issue Price

At our sole option, we may decide to sell an additional aggregate amount of the notes subsequent to the trade date.  The price of the notes in the subsequent sale may differ substantially (higher or lower) from the principal amount.

If the Original Issue Price for Your Notes Represents a Premium to the Principal Amount, the Return on Your Notes Will Be Lower Than the Return on Notes for Which the Original Issue Price Is Equal to the Principal Amount or Represents a Discount to the Principal Amount

The cash settlement amount will not be adjusted based on the original issue price. If the original issue price for your notes differs from the principal amount, the return on your notes held to maturity will differ from, and may be substantially less than, the return on notes for which the original issue price is equal to the principal amount. If the original issue price for your notes represents a premium to the principal amount and you hold them to maturity, the return on your notes will be lower than the return on notes for which the original issue price is equal to the principal amount or represents a discount to the principal amount.

Non-U.S. Investors May Be Subject to Certain Additional Risks

The notes will be denominated in U.S. dollars.  If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This pricing supplement contains a general description of certain U.S. tax considerations relating to the notes.  If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

For a discussion of certain Canadian federal income tax consequences of investing in the notes, please see the section entitled “Tax Consequences – Canadian Taxation” in the accompanying prospectus.  If you are not a Non-resident Holder (as that term is defined in “Tax Consequences – Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisor as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes.  This is discussed in more detail under “Employee Retirement Income Security Act” in the accompanying product prospectus supplement PB-1.

THE UNDERLIER

General

The underlier is the TOPIX® Index (Bloomberg ticker “TPX”).  All information contained in this pricing supplement regarding the underlier including, without limitation, its make-up, method of calculation and changes in its components and its historical closing values, is derived from publicly available information prepared by the underlier sponsor. Such information reflects the policies of, and is subject to change by, the underlier sponsor.  The underlier sponsor owns the copyright and all rights to the underlier.  The underlier sponsor is under no obligation to continue to publish, and may discontinue publication of, the underlier.  The consequences of the underlier sponsor discontinuing or modifying the underlier are described in the section entitled “Description of the Notes—Unavailability of the Level of the Underlier” beginning on page PS-6 of the accompanying product prospectus supplement PB-1.

The underlier is calculated and maintained by the underlier sponsor. Neither we nor RBCCM has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlier or underlier sponsor in connection with the offering of the notes. In connection with the offering of the notes, neither we nor RBCCM makes any representation that such publicly available information regarding the underlier or underlier sponsor is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the offering of the notes (including events that would affect the accuracy or completeness of the publicly available information described in this pricing supplement) that would affect the value of the underlier or have been publicly disclosed. Subsequent disclosure of any such events could affect the value received at maturity and therefore the market value of the notes.

We, the dealer or our respective affiliates may presently or from time to time engage in business with one or more of the issuers of the underlier stocks of the underlier without regard to your interests, including extending loans to or entering into loans with, or making equity investments in, one or more of such issuers or providing advisory services to one or more of such issuers, such as merger and acquisition advisory services.  In the course of business, we, the dealer or our respective affiliates may acquire non-public information about one or more of such issuers and none of us, the dealer or our respective affiliates undertake to disclose any such information to you. In addition, we, the dealer or our respective affiliates from time to time have published and in the future may publish research reports with respect to such issuers.  These research reports may or may not recommend that investors buy or hold the securities of such issuers.  As a prospective purchaser of the notes, you should undertake an independent investigation of the underlier or of the issuers of the underlier stocks to the extent required, in your judgment, to allow you to make an informed decision with respect to an investment in the notes.

We are not incorporating by reference the website of the underlier sponsor or any material it includes into this pricing supplement. In this pricing supplement, unless the context requires otherwise, references to the underlier will include any successor underlier to the underlier and references to the underlier sponsor will include any successor thereto.

Description of the Underlier

The TOPIX® Index

The underlier, also known as the Tokyo Stock Price Index, is a capitalization weighted index of all the domestic common stocks listed on the First Section of the TSE.  Domestic stocks admitted to the TSE are assigned either to the TSE First Section Index, the TSE Second Section Index or the TSE Mothers Index.  Stocks listed in the First Section, which number approximately 1,750, are among the most actively traded stocks on the TSE.  The underlier is supplemented by the sub-basket components of the 33 industry sectors and was developed with a base index value of 100 as of January 4, 1968.  The underlier is calculated and published by TSE.  Additional information about the underlier is available on the following website: http://www.tse.or.jp/english/market/topix/index.html.  We are not incorporating by reference the website or any material it includes in this pricing supplement.

Composition and Maintenance.  As of October 31, 2013, the five largest sector weights were: Transportation Equipment (12.33%); Electric Appliances (11.46%); Banks (9.86%); Information and Communication (6.90%); and Chemicals (5.36%).  The underlier is composed of all domestic common stocks listed on the TSE First Section, excluding temporary issues and preferred stocks. Companies scheduled to be delisted or newly listed companies that are still in the waiting period are excluded from the underlier.  The underlier has no constituent review. The number of constituents will change according to new listings and delistings.

Index Calculation

The underlier is a free-float adjusted market capitalization-weighted index, which reflects movements in the market capitalization from a base market value of 100 set on the base date of January 4, 1968.  The TSE calculates the underlier by multiplying the base point of 100 by the figure obtained from dividing the current free float adjusted market value by the base market value.  The resulting value is not expressed in Japanese yen but presented in terms of points rounded to the nearest one hundredth. The formula for calculating the index value can be expressed as follows:

Current free float adjusted market value
Index value = Base point of 100 ×    ————————————————
Base market value

The current free float adjusted market value is the sum of the product of the price and the number of free float adjusted shares for index calculation of each component stock.

The number of free float adjusted shares for index calculation is the number of listed shares multiplied by free-float weight. The number of listed shares for index calculation is determined by the TSE.  The number of listed shares for index calculation normally coincides with that of listed shares.  However, in some cases these numbers differ. For instance, in the case of a stock split, while the number of listed shares increases at the additional listing date which comes after such stock split becomes effective, the number of listed shares for index calculation increases at the ex-rights date.

Free-float weight is a weight of listed shares deemed to be available for trading in the market and is determined and calculated by the TSE for each listed company for index calculation. The free-float weight of one company may be different from that of any other company.  Free-float weight is reviewed once a year in order to reflect the latest distribution of share ownership. The timing of the yearly free-float weight review is different according to the settlement terms of listed companies.  In addition to the yearly review, extraordinary reviews are conducted in the following cases: allocation of new shares to a third party, conversion of preferred shares or exercise of subscription warrants, company spin-off, merger, acquisition, take-over bid, and other events that the TSE judges as appropriate reasons to review.

In the event of any increase or decrease in the current free-float adjusted market value due to reasons other than fluctuations in the TSE, such as public offerings or changes in the number of constituents in the TSE First Section, necessary adjustments are made by the TSE to the base market value in order to maintain the continuity of the underlier. The TSE makes adjustments as follows:

	Event	Implementation of Adjustment (Before Markets Open)	Price Used for Adjustments
Addition	Company to be listed on the TSE First Section by initial public offering or via another stock exchange	Last business day of the next month of listing	Price on the adjustment date
Addition
New listing of a newly formed company resulting from a corporate consolidation (such as a merger or acquisition) that results in a TOPIX or ex-TOPIX constituent being delisted and the new company being immediately listed on the TSE First Section
		New listing date or one business day after the listing if the business day before is a holiday	Base price used to decide the daily price limit
Addition	Transfer to the TSE First Section from the TSE Second Section, the TSE Mothers Index, or the JASDAQ Securities Exchange
Last business day of the next month of transfer (a free float weight of 0.00 is used from the transfer date to the adjustment date and thus the number of shares to be used for calculation will be 0.00 during such period)
Price on the adjustment date

Deletion	Company to be de-listed due to a stock-swap and the like while newly established companies promptly list its shares	Initial listing day of newly established company (Normally it is three business days after de-listing)
Price on business day before the de-listing date (the price used for adjustments is frozen after close of trading one business day before delisting, to the exclusion date for index calculation purpose)

Deletion	Company to be de-listed due to other reason than described above (merger or stock-swap, with other surviving company included in the underlier)	Date of delisting	Price on business day before the adjustment date
Deletion	Transfer to the TSE Second Section from the TSE First Section	Date of transfer	Price on business day before the adjustment date
Deletion	Designation of securities to be delisted	Four business days after the designation of securities to be delisted (one business day after designation if the day of designation is a holiday)	Price on business day before the adjustment date

The adjusted base market value will equal the old base market value multiplied by the quotient of the free-float-adjusted market value on the business day before the adjustment date plus or minus, as applicable, the adjustment amount divided by the free-float-adjusted market value on the business day before the adjustment date.

The adjustment amount for the foregoing calculation will be an amount equal to the product of the change (the absolute value of the increase or decrease) in the number of shares times the price of the shares.

Changes in the number of shares and the price of the shares for adjustments to the base market value will be made as described in the table below.

Change in the Number of Constituent Shares

Event	Implementation of Adjustment (Before Markets Open)	Price used for adjustment
Change of free float weight	Date of change	Stock price at the end of trading on the business day before adjustment date
Public offering	Additional listing date (day after payment date). If listing date falls on a holiday, the next business day	Stock price at the end of trading on the business day before adjustment date
Allocation of new shares to a third party	Five business days after additional listing date (two business days after payment date)	Stock price at the end of trading on the business day before adjustment date

Issues to shareholders with payment	Ex-rights date	Stock price at the end of trading on the business day before adjustment date
Exercise of subscription warrants	Last business day of the month following exercise	Stock price at the end of trading on the business day before adjustment date
Conversion of preferred shares	Last business day of the month following conversion	Stock price at the end of trading on the business day before adjustment date
Cancellation of treasury stock	Last business day of the month following cancellation	Stock price at the end of trading on the business day before adjustment date
Merger or stock swap between a non-surviving constituent and another constituent	Delisting date of the non-surviving constituent	Stock price at the end of trading on the business day before adjustment date
Merger or stock-swap other than that described above	Listing change date (effective date)	Stock price at the end of trading on the business day before adjustment date
Offering for sale of shares held by the Japanese government	Listing change date	Stock price at the end of trading on the business day before adjustment date
Company spin-off in which the number of shares of the succeeding company increases	Listing change date	Stock price at the end of trading on the business day before adjustment date
Other adjustments	Last business day of the month in which the information appears in “Sho-ho” (TSE Notice) or the last business day of the following month	Stock price at the end of trading on the business day before adjustment date

No adjustments will be made to the base market value in the case of a stock split or reverse stock split.

Retroactive adjustments will not be made to revise the figures of the underlier that have already been calculated and disseminated even if issuing companies file amendments on previously released information.

If trading in a certain constituent is suspended, the TSE regards it as having no change in its share price for purposes of calculating the underlier.  In the event of unforeseen circumstances, or if the TSE decides it is impossible to use its existing methods to calculate the underlier, the TSE may use an alternate method of index calculation as it deems valid.

License Agreement

We expect to enter into a license agreement with TSE, in exchange for a fee, whereby we are permitted to use the underlier in connection with the offer and sale of the notes. We are not affiliated with TSE; the only relationship between TSE and us is the licensing of the use of the underlier and trademarks relating to the underlier.

The notes are not sponsored, endorsed or promoted by TSE. No inference should be drawn from the information contained in this term sheet that TSE makes any representation or warranty, implied or express, to us, any holder of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the TOPIX to track general stock market performance.

TSE determines, composes and calculates the underlier without regard to the notes. TSE has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the underlier. TSE is not responsible for and has not participated in the determination of the terms, prices or amount of the notes and will not be responsible for or participate in any determination or calculation regarding the principal amount of the notes payable at the stated maturity date.  TSE has no obligation or liability in connection with the administration, marketing or trading of the notes.

Neither us nor any of our affiliates accepts any responsibility for the calculation, maintenance or publication of the underlier or any successor index. TSE disclaims all responsibility for any errors or omissions in the calculation and dissemination of the underlier or the manner in which the underlier is applied in determining the closing level or any amount payable upon maturity of the notes. The level of the underlier and the TOPIX trademarks are subject to the proprietary rights owned by the TSE and the TSE owns all rights and know-how relating to the underlier such as calculation, publication and use of the level of the underlier and relating to the TOPIX trademarks. The TSE shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of the level of the underlier or to change the TOPIX trademarks or cease the use thereof. The TSE makes no warranty or representation whatsoever, either as to the results stemmed from the use of the level of the underlier and the TOPIX trademarks or as to the figure at which the level of the underlier stands on any particular day. The TSE gives no assurance regarding accuracy or completeness of the level of the underlier and data contained therein. Further, the TSE shall not be liable for the miscalculation, incorrect publication, delayed or interrupted publication of the level of the underlier. No notes are in any way sponsored, endorsed or promoted by the TSE. The TSE shall not bear any obligation to give an explanation of the notes or an advice on investments to any purchaser of the notes or to the public. The TSE neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of the level of the underlier. Including but not limited to the foregoing, the TSE shall not be responsible for any damage resulting from the issue and sale of the notes.

Historical Performance of the Underlier

The closing levels of the underlier have fluctuated in the past and may experience significant fluctuations in the future.  Any historical upward or downward trend in the closing levels of the underlier during any period shown below is not an indication that the underlier is more or less likely to increase or decrease at any time during the term of the notes.

The historical levels of the underlier are provided for informational purposes only.  You should not take the historical levels of the underlier as an indication of its future performance.  We cannot give you any assurance that the future performance of the underlier or the underlier stocks will result in your receiving an amount greater than the original issue price at maturity.  Neither we nor any of our affiliates makes any representation to you as to the performance of the underlier.  Moreover, in light of current market conditions, the trends reflected in the historical performance of the underlier may be less likely to be indicative of the performance of the underlier over the term of the notes than would otherwise have been the case.  The actual performance of the underlier over the term of the notes, as well as the cash settlement amount, may bear little relation to the historical levels shown below.

The following table sets forth the high and low closing and period-end levels of the underlier, as reported by Bloomberg, for each of the four calendar quarters in 2009, 2010, 2011, 2012, and 2013 (through December 27, 2013).  We obtained the closing levels of the underlier listed in the table below from Bloomberg Financial Services, without independent verification.

Quarterly High, Low and Closing Levels of the TOPIX® Index

	High	Low	Closing
2009
Quarter ended March 31	888.25	700.93	773.66
Quarter ended June 30	950.54	793.82	929.76
Quarter ended September 30	975.59	852.42	909.84
Quarter ended December 31	915.87	811.01	907.59
2010
Quarter ended March 31	979.58	881.57	978.81
Quarter ended June 30	998.90	841.42	841.42
Quarter ended September 30	870.73	804.67	829.51
Quarter ended December 31	908.01	803.12	898.80
2011
Quarter ended March 31	974.63	766.73	869.38
Quarter ended June 30	865.55	805.34	849.22
Quarter ended September 30	874.34	728.85	761.17
Quarter ended December 31	771.43	706.08	728.61
2012
Quarter ended March 31	872.42	725.24	854.35
Quarter ended June 30	856.05	695.51	770.08
Quarter ended September 30	778.70	706.46	737.42
Quarter ended December 31	859.80	713.95	859.80
2013
Quarter ended March 31	1,058.10	871.88	1,036.78
Quarter ended June 30	1,276.03	991.34	1,133.84
Quarter ended September 30	1,222.72	1,106.05	1,194.10
Quarter ending December 31 (through December 27, 2013)	1,290.07	1,147.58	1,290.07

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have agreed to sell to RBCCM, and RBCCM has agreed to purchase from us, the principal amount of the notes specified, at the price specified, on the cover page of this pricing supplement.  RBCCM has informed us that, as part of its distribution of the notes, it will reoffer the notes at a purchase price equal to 99.58% of the principal amount to one or more other dealers who will sell them to their customers.  In the future, RBCCM or one of its affiliates, may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.  For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.  For additional information as to the relationship between us and RBCCM, please see the section “Plan of Distribution―Conflicts of Interest” in the accompanying prospectus.

RBCCM, acting as agent for Royal Bank of Canada, received an underwriting discount of $4.20 per $1,000 in principal amount of the notes and used that commission to allow selling concessions to other dealers of up to $4.20 per $1,000 in principal amount of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions.

We will deliver the notes against payment therefor in New York, New York on January 6, 2014, which is the fifth scheduled business day after the trade date.  Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade notes on any date prior to three business days before delivery will be required, by virtue of the fact that the notes will settle in five business days (T + 5), to specify alternative settlement arrangements to prevent a failed settlement.

RBCCM may use this pricing supplement in the initial sale of the notes. In addition, RBCCM or any other affiliate of Royal Bank of Canada may use this pricing supplement in a market-making transaction in a note after its initial sale.  Unless RBCCM or its agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

RBCCM or another of our affiliates may make a market in the notes after their issuance date; however, it is not obligated to do so.  The price that it makes available from time to time after the issue date at which it would be willing to repurchase the notes will generally reflect its estimate of their value.  That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs.  However, for a period of approximately three months after the issue date, the price at which RBCCM may repurchase the notes is expected to be higher than their estimated value at that time.  This is because, at the beginning of this period, that price will not include certain costs that were included in the original issue price, particularly our hedging costs and profits and the underwriting discount.  As the period continues, these costs are expected to be gradually included in the price that RBCCM would be willing to pay, and the difference between that price and RBCCM’s estimate of the value of the notes will decrease over time until the end of this period.  After this period, if RBCCM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades.  In addition, the value of the notes shown on your account statement may not be identical to the price at which RBCCM would be willing to purchase the notes at that time, and could be lower than RBCCM’s price.

STRUCTURING THE NOTES

The notes are our debt securities.  As is the case for all of our debt securities, including our structured notes, the economic terms of the notes reflect our actual or perceived creditworthiness.  In addition, because structured notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is lower than the rate that we might pay for a conventional fixed or floating rate debt security of comparable maturity.  This relatively lower implied borrowing rate, which is reflected in the economic terms of the notes, along with the fees and expenses associated with structured notes, typically reduces the initial estimated value of the notes at the time their terms are set.

In order to satisfy our payment obligations under the notes, we may choose to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with RBCCM and/or one of our other subsidiaries.  The terms of these hedging arrangements take into account a number of factors, including our creditworthiness, interest rate movements, and the tenor of the notes.  The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.   Our cost of hedging will include the projected profit that such counterparties expect to realize in consideration for assuming the risks inherent in hedging our obligations under the notes. Because hedging our obligations entails risks and may be influenced by market forces beyond the counterparties’ control, such hedging may result in a profit that is more or less than expected, or could result in a loss. See “Use of Proceeds and Hedging” on page PS-13 of the accompanying product prospectus supplement PB-1.

The lower implied borrowing rate, the underwriting commission and the hedging-related costs relating to the notes reduce the economic terms of the notes to you and result in the initial estimated value for the notes on the trade date being less than their original issue price.  See “Risk Factors—Our Initial Estimated Value of the Notes Is Less than the Original Issue Price.”

SUPPLEMENTAL DISCUSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus under “Tax Consequences – United States Taxation” and prospectus supplement under “Certain Income Tax Consequences – United States Taxation” with respect to U.S. holders (as defined in the accompanying prospectus).  The information herein replaces and supersedes the discussion in the product supplement dated July 25, 2013 under “Supplemental Discussion of U.S Federal Income Tax Consequences.”  Except as otherwise noted under “Non-U.S. Holders” and “Foreign Account Tax Compliance Act” below, it applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus. You should consult with your own tax advisor concerning the consequences of investing in and holding the notes.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES.  AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.  BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

We will not attempt to ascertain whether any components of the underlier would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”) or a “U.S. real property holding corporation” within the meaning of Section 897 of the Code. If any components of the underlier were so treated, certain adverse U.S. federal income tax consequences could possibly apply. You should refer to any available information filed with the SEC and other authorities by the issuers of any of the components of the underlier and consult your tax advisor regarding the possible consequences to you in this regard.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat the notes as contingent short-term debt instruments for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization.   Except as otherwise noted, the discussion below assumes your notes will be treated as such.

Upon the maturity of the notes, a U.S. holder should recognize ordinary income or short-term capital loss in an amount equal to the difference between the amount received with respect to the notes at such time and the amount the holder paid for the notes. Upon a sale or exchange of the notes prior to maturity, it would generally be reasonable for a U.S. holder to recognize short-term capital gain or loss in an amount equal to the difference between the amount paid for the notes and the amount received by such holder upon such sale or exchange, unless the holder sells or exchanges the notes between the valuation date and the maturity date, in which case such holder should treat any gain recognized as ordinary income and any loss recognized as a short-term capital loss. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your notes.

Non-U.S. Holders.  The following discussion applies to non-U.S. holders of the notes. You are a non-U.S. holder if you are a beneficial owner of a note and are for U.S. federal income tax purposes a non-resident alien individual, a foreign corporation, or a foreign estate or trust.

Payments made to a non-U.S. holder, and any gain realized on the sale or maturity of the notes, generally should be exempt from U.S. federal income and withholding tax, subject to generally applicable exceptions set forth in the rules exempting “portfolio interest” from U.S. withholding tax, provided that (i) the holder complies with applicable certification requirements, which certification may be made on Form W-8BEN (or a substitute or successor form) on which the holder certifies, under penalties of perjury, that the holder is not a U.S. person and provides its name and address, (ii) the payment or gain is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, the holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes.  In the case of (ii) above, the holder generally should be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.  Payments made to a non-U.S. holder may be subject to information reporting and to backup withholding unless the holder complies with applicable certification and identification requirements as to its foreign status.

Foreign Account Tax Compliance Act.  The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010 and will impose a 30% U.S. withholding tax on certain U.S. source payments, including interest (and OID), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends (“Withholdable Payments”), if paid to a foreign financial institution (including amounts paid to a foreign financial institution on behalf of a holder), unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution or otherwise complies with the legislation.  In addition, the notes may constitute a “financial account” for these purposes and thus, be subject to information reporting requirements pursuant to the legislation.  The legislation also generally imposes a withholding tax of 30% on Withholdable Payments made to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity.  Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

These withholding and reporting requirements will generally apply to U.S. source periodic payments made after June 30, 2014 and to payments of gross proceeds from a sale or redemption made after December 31, 2016. If we determine withholding is appropriate with respect to the notes, we will withhold tax at the applicable statutory rate, and we will not pay any additional amounts in respect of such withholding.  However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of July 1, 2014. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.  Investors are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

TERMS INCORPORATED IN THE MASTER NOTE

All of the terms appearing in the section “Summary Information,” including the items captioned “calculation agent” and “U.S. tax treatment,” in this pricing supplement, the terms appearing under the caption “General Terms of the Notes—Defeasance, Default Amount, Other Terms,” the terms appearing in the first five paragraphs under the caption “—Payment of Additional Amounts,” the terms appearing under the captions “—Unavailability of the Level of the Underlier,” “—Market Disruption Events,” and “—Default Amount on Acceleration” in the product prospectus supplement PB-1 and the applicable terms included in the Series F MTN prospectus supplement, dated July 23, 2013 and the prospectus, dated July 23, 2013 are incorporated into the master global security that represents the notes and is held by The Depository Trust Company.

VALIDITY OF THE NOTES

In the opinion of Norton Rose Fulbright Canada LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank in conformity with the indenture, and when the notes have been duly executed, authenticated and issued in accordance with the indenture, the notes will be validly issued and, to the extent validity of the notes is a matter governed by the laws of the Province of Ontario or Québec, or the laws of Canada applicable therein, and will be valid obligations of the Bank, subject to applicable bankruptcy, insolvency and other laws of general application affecting creditors’ rights, equitable principles, and subject to limitations as to the currency in which judgments in Canada may be rendered, as prescribed by the Currency Act (Canada).  This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and Quebec and the federal laws of Canada applicable thereto.  In addition, this opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated July 24, 2013, which has been filed as Exhibit 5.1 to Royal Bank’s Form 6-K filed with the SEC on July 24, 2013.

In the opinion of Morrison & Foerster LLP, when the notes have been duly completed in accordance with the indenture and issued and sold as contemplated by the prospectus supplement and the prospectus, the notes will be valid, binding and enforceable obligations of Royal Bank, entitled to the benefits of the indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith).  This opinion is given as of the date hereof and is limited to the laws of the State of New York.  This opinion is subject to customary assumptions about the Trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and to such counsel’s reliance on the Bank and other sources as to certain factual matters, all as stated in the legal opinion dated July 24, 2013, which has been filed as Exhibit 5.2 to the Bank’s Form 6-K dated July 24, 2013.

TABLE OF CONTENTS

Pricing Supplement

Summary Information	PS-2
Hypothetical Examples	PS-4
Additional Risk Factors Specific to Your Notes	PS-7
The Underlier	PS-15
Supplemental Plan of Distribution (Conflicts of Interest)	PS-21
Structuring the Notes	PS-22
Supplemental Discussion of U.S. Federal Income
Tax Consequences	PS-23
Terms Incorporated in the Master Note	PS-24
Validity of the Notes	PS-24

Product Prospectus Supplement PB-1 dated July 25, 2013

Summary	PS-1
Risk Factors	PS-3
General Terms of the Notes	PS-4
Hypothetical Returns on Your Notes	PS-12
Use of Proceeds and Hedging	PS-13
Historical Underlier Information	PS-14
Supplemental Discussion of Canadian Tax Consequences	PS-15
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-16
Employee Retirement Income Security Act	PS-20
Supplemental Plan of Distribution	PS-21

Prospectus Supplement dated July 23, 2013

About This Prospectus Supplement	i
Risk Factors	S-1
Use of Proceeds	S-6
Description of Notes We May Offer	S-6
Certain Income Tax Consequences	S-25
Supplemental Plan of Distribution	S-26
Documents Filed as Part of the Registration Statement	S-28

Prospectus dated July 23, 2013

Documents Incorporated by Reference	i
Where You Can Find More Information	ii
Further Information	ii
About This Prospectus	ii
Risk Factors	1
Royal Bank of Canada	1
Presentation of Financial Information	1
Caution Regarding Forward-Looking Information	2
Use of Proceeds	3
Consolidated Ratios of Earnings to Fixed Charges	3
Consolidated Capitalization and Indebtedness	3
Description of Debt Securities	4
Tax Consequences	22
Plan of Distribution	35
Benefit Plan Investor Considerations	39
Limitations on Enforcement of U.S. Laws Against the Bank,
Our Management and Others	40
Validity of Securities	40
Experts	40
Other Expenses of Issuance and Distribution	41

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying product prospectus supplement PB-1, the accompanying prospectus supplement or the accompanying prospectus.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  These documents are an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in each such document is current only as of its respective date.

$503,000

Royal Bank of Canada

TOPIX® Index-Linked Notes, due July 2,
2014

RBC Capital Markets, LLC